Exhibit 2.5

EXECUTION VERSION

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to the Agreement and Plan of Merger (this “Amendment”), dated as of November 28, 2023, to the Agreement and Plan of Merger, dated as of September 26, 2022 (the “Original Agreement”), is by and among (i) Mobix Labs, Inc., a Delaware corporation (“Parent”); (ii) Mobix Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub I”); (iii) Mobix Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub II”); (iv) EMI Solutions Inc., a California corporation (the “Company”); (v) Ydens Holdings, LLC (“Shareholder”); and (vi) Robert Ydens, an individual, and Julie Ydens, an individual (each an “Owner” and collectively the “Owners”). The Shareholder and the Owners are sometimes collectively referred to herein as the “Shareholder Parties” and individually as a “Shareholder Party.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Original Agreement.

Recitals

Whereas, Section 8.1(c) of the Original Agreement provides for the Termination Date of March 31, 2023;

Whereas, the definition of Balance Sheet Date set forth in the Original Agreement is August 31, 2022;

Whereas, the Parties wish to amend the Agreement and Plan of Merger to amend and restate the definition of Termination Date, Balance Sheet Date, and such other terms as set forth in this Amendment;

Whereas, the Parent, Merger Sub I, Merger Sub II, the Company, and the Shareholder Parties have determined that this Amendment, the Original Agreement, as amended by this Amendment, are fair to and in their best interests;

Whereas, the Parties desire to amend the Original Agreement as set forth below.

Agreement

Now, Therefore, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

[REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

EXECUTION VERSION

ARTICLE I

AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER

1.	Amend the definition of “Balance Sheet Date”. The definition of “Balance Sheet Date” is hereby amended and restated in its entirety to read as follows:

“Balance Sheet Date” means September 30, 2023.”

2.	Amendment to Section 3.7(a). Section 3.7(a) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

(a) Schedule 3.7(a) of the Disclosure Schedules includes a correct and complete copy of (i) the audited Financial Statements of the Company as of and for the fiscal years ended June 30, 2021, 2022 and 2023 (the “Annual Financial Statements”) and (ii) the unaudited interim Financial Statements of the Company as of and for the three (3) months ended September 30, 2023 (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Company Financial Statements”).

3.	Deletion of Section 3.19(c). Section 3.19(c) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

(c)  Except as set forth in Section 3.19(c) of the Disclosure Schedule, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return that has not been filed. There are no Liens for Taxes (other than statutory liens for current Taxes not yet due and payable) upon any of the assets of the Company.

4.	Amendment to Section 3.19(o). Section 3.19(o) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“(o)  The Company does not have, and has never had, any direct or indirect interest in any trust, joint venture, partnership, corporation, limited liability company or other business entity for U.S. federal income Tax purposes (including a Contract or arrangement treated as a partnership for U.S. federal income Tax purposes. The Company uses the cash basis method of accounting for income Tax purposes.

5.	Deletion of Section 3.19(v). Section 3.19(v) of the Original Agreement is hereby deleted in its entirety.

6.	Amend the definition of “Termination Date”. Section 8.1(c) of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“(c) by either Parent or the Company, if the Mergers shall not have been consummated on or before January 31, 2024 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party that is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement which would cause the failure of a closing condition set forth in Article VI;”

EXECUTION VERSION

ARTICLE II

MISCELLANEOUS

7.	No Further Amendment. Except as expressly amended hereby, the Original Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Original Agreement or any of the documents referred to therein.

8.	Effect of Amendment. This Amendment shall form a part of the Original Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Original Agreement shall be deemed a reference to the Original Agreement as amended hereby.

9.	Choice of Law. This Amendment shall be governed by, and construed and enforced in accordance with the laws of the State of State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

10.	Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

11.	Counterparts. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.	Miscellaneous. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Amendment. This Amendment is not assignable by any of the Parties. The headings of the various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

EXECUTION VERSION

In Witness Whereof, each of the parties has caused this Amendment to be duly executed on its behalf as of the date first written above.

Parent:

Mobix Labs, Inc.

By:	/s/ Keyvan Samini
Name:	Keyvan Samini
Title:	President, CFO & Acting General Counsel

Merger Sub I:

Mobix Merger Sub I, Inc.

By:	/s/ Keyvan Samini
Name:	Keyvan Samini
Title:	Chief Executive Officer

Merger Sub II:

Mobix Merger Sub II, LLC

By:	/s/ Keyvan Samini
Name:	Keyvan Samini
Title:	Chief Executive Officer

Company:

EMI Solutions Inc.

By:	/s/ Robert Ydens
Name:	Robert Ydens
Title:	Chief Executive Officer

EXECUTION VERSION

Shareholder:

Ydens Holdings, LLC

By:	/s/ Robert Ydens
Name:	Robert Ydens
Title:	Manager

Owners:

/s/ Robert Ydens
Robert Ydens

/s/ Julie Ydens
Julie Ydens